                                  SCHEDULE 14A
                                   (Rule 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                            ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 240, 14a-12

                       CINCINNATI FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                   March 3, 1997


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Cincinnati Financial Corporation:

You are hereby notified that the Annual Meeting of Shareholders of Cincinnati Financial Corporation will be held at 9:30 a.m. on Saturday, April 5, 1997, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio, for the purpose of:

1.   Electing four directors for terms of three years; and

2. Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 10, 1997, will be entitled to vote at the meeting and at any adjournment thereof.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted as you want by completing, signing and mailing the enclosed form of proxy. Your interest and participation in the affairs of the Corporation are appreciated.



/s/ THEODORE F. ELCHYNSKI
-------------------------
    Theodore F. Elchynski
    Secretary

                        CINCINNATI FINANCIAL CORPORATION
                  P.O. Box 145496, Cincinnati, Ohio 45250-5496

                                PROXY STATEMENT

                         Annual Meeting of Shareholders
                            to be held April 5, 1997
March 3, 1997

The enclosed proxy is solicited by the Board of Directors of Cincinnati Financial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 5, 1997, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The proxy and this statement are being distributed to shareholders on March 3, 1997. Any shareholder giving a proxy may revoke it at any time before it is voted by a later proxy received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting or by voting the shares personally.

The cost of soliciting proxies will be borne by the Corporation. The Corporation has requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the Corporation has agreed to reimburse the reasonable out-of-pocket expenses incurred in connection therewith. In addition to solicitations by mail, regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone.

The Annual Report for the fiscal year ended December 31, 1996, is enclosed.


                             OUTSTANDING SECURITIES

Only the holders of common stock of the Corporation of record at the close of business on February 10, 1997, are entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote. As of February 1, 1997, there were 55,561,491 shares outstanding. A majority of such holders present in person or by proxy is necessary for a quorum. As stated in the notice of meeting, an election will be held to fill the four vacancies which occur on the Board of Directors of the Corporation and a simple majority of votes cast is required to elect directors. An abstention or broker non-vote will not be the equivalent of a negative vote, although the failure by a broker to return a proxy card will result in the shares covered by the proxy not being counted towards a quorum.

Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will definitively count and tabulate the votes and determine and announce the results at the meeting. The Proxy Committee reserves the right not to vote any proxies which are altered in a manner not intended by the instructions contained in the proxy.


                             PRINCIPAL SHAREHOLDERS

The following table lists the persons who, to the best of the Corporation's knowledge, are "beneficial owners" (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's common stock at February 1, 1997.

 Name and Address Of               Shares Bene-                Percent of
 Beneficial Owner                  ficially Owned             Common Stock
 -------------------               --------------             ------------
 Robert C. Schiff
 Central Trust Building
 Cincinnati, Ohio 45202            3,125,012                      5.61


                                      (1)

                       NOMINEES FOR ELECTION OF DIRECTORS

The Board of Directors of the Corporation is divided into three classes; and each year, the directors in one class are elected to serve terms of three years. After many years of loyal service, Robert J. Driehaus has elected to retire and his term as a director expires at the time of the Annual Meeting. The Board of Directors has elected to reduce the number of directors on the Board rather than to fill the resulting vacancy at this time. Accordingly, as of the date of the Annual Meeting, the number of directors will be reduced to 16 and the term of office of four of the remaining directors will expire. In order to fill the resulting vacancies, it is intended that votes will be cast to elect as directors the following nominees: William F. Bahl, Kenneth C. Lichtendahl, Jackson H. Randolph and John J. Schiff, Jr. (to serve for terms of three years or until their respective successors shall be elected). Each of these nominees is presently serving as a director of the Corporation. The Board of Directors has no reason to believe that any of the above-mentioned nominees will refuse or be unable to accept the nomination. In the event, however, that any of the above nominees should refuse or for any reason be unable to accept the nomination, it is intended that the persons acting under the proxies will vote for the election of such person or persons as the Board of Directors may recommend.

        INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.

Nominees For Director For Term Ending 2000
------------------------------------------
                                             Office, Principal                        Shares                  Percent
                                          Occupation During Past                   Beneficially                 Of
                                            Five Years & Other                      Owned As Of               Common    Director
       Name and Age                            Directorships                     February 1, 1997              Stock      Since
       ------------                       ----------------------                 ----------------             -------   --------
William F. Bahl (45)            President, Bahl & Gaynor, Inc.
                                (investment advisors)                                74,926 (12)(13)           0.13       1995

Kenneth C. Lichtendahl (48)     President, Chief Exec. Officer & Director,
                                Hudepohl-Schoenling Brewing Co., Inc.;
                                and Director, Glenway Financial Corp.                 3,307                    0.01       1988

Jackson H. Randolph (66)        Chairman of the Board and Director
                                (former Chief Executive Officer until
                                1995), CINergy Corp.; Director, The
                                Union Light, Heat, Power Co., and PNC
                                Financial Corp.                                      11,025                    0.02       1986

John J. Schiff, Jr. (53)        Chairman of the Board, Cincinnati
                                Financial Corp.; Chairman of the Board,
                                Cincinnati Insurance Co., and Director (agent
                                until December 1996), John J. & Thomas R.
                                Schiff & Co., Inc. (insurance agency);
                                Director, Fifth Third Bancorp, Standard
                                Register Co., and CINergy Corp. (1)               1,994,878 (2)(3)(4)(5)(9)    3.58       1968

Continuing Directors Whose Terms Expire in 1999
-----------------------------------------------
Richard M. Burridge (67)        Chairman of the Board, The Burridge Group,
                                Inc. (investment advisors); Director,
                                Lincoln National Income Fund, Advisory
                                and Convertible Securities Funds,
                                St. Joseph Light & Power Co., and
                                Ft. Dearborn Income Fund                              9,313                    0.02       1987

James G. Miller (59)            Senior Vice President, Cincinnati
                                Financial Corp.; Senior Vice President--
                                Investments, Cincinnati Ins.
                                Co., a subsidiary of the Corporation                151,035                    0.27       1996

Robert B. Morgan (62)           President & Chief Exec. Officer,
                                Cincinnati Financial Corp.; Pres. &
                                Chief Exec. Officer, Cincinnati Ins.
                                Co., a subsidiary of the Corporation;
                                Director, Fifth Third Bancorp (1)                   521,283 (9)                0.94       1978


                                      (2)

Continuing Directors Whose Terms Expire in 1999 (Continued)
-----------------------------------------------------------
Thomas R. Schiff (49)           Chairman of the Board & Chief Executive
                                Officer (President until December 1996),
                                John J. & Thomas R. Schiff & Co., Inc.
                                (insurance agency)                             1,537,243 (2)(3)(4)(5)(9)       2.76        1975

Frank J. Schultheis (57)        President, Director & Agent,
                                Schultheis Insurance Agency, Inc.                  2,497 (9)                    --         1995

Larry R. Webb (41)              President, Director & Agent, Webb
                                Insurance Agency, Inc.                            35,788                       0.06        1979

Continuing Directors Whose Terms Expire in 1998
-----------------------------------------------
Michael Brown (61)              President & Gen'l Mgr., Cincinnati
                                Bengals, Inc. (professional football
                                team)                                             60,116                       0.11        1980


John E. Field (63)              President, Wallace & Turner, Inc.
                                (insurance agency, Director, Western
                                Ohio Financial Corp.                              48,970 (10)(11)              0.09        1995

William R. Johnson (48)         President & Chief Operating Officer
                                and Director, H. J. Heinz Co.                       --                          --         1996

John J. Schiff (80)             Chairman of the Exec. Committee,
                                Cincinnati Financial Corp.; Chairman of
                                the Exec. Committee, Cincinnati Ins.
                                Co., a subsidiary of the Corporation (1)       1,704,187 (9)                   3.06        1968

Robert C. Schiff (73)           Chairman & Chief Exec. Officer, Schiff,
                                Kreidler-Shell, Inc. (insurance agency)        3,125,012 (6)(7)(8)             5.61        1968

Alan R. Weiler (63)             President, Chief Exec. Officer, Archer-
                                Meek-Weiler Agency, Inc. (insurance
                                agency); Director, Glimcher Realty Trust          11,237                       0.02        1992


 All Directors and Executive Officers As A Group
 (17 Persons), Including Shares Listed Above                                   9,135,083                      16.40
--------------------

  (1)  Also a member of the Executive Committee of the Corporation.

  (2) Includes 387,198 shares owned of record by a trust, the trustees of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.

  (3) Includes 134,867 shares owned of record by a trust, the beneficiaries of which include John J. Schiff, Jr. and Thomas R. Schiff.

  (4) Includes 34,903 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power.

  (5) Includes 33,468 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.

  (6) Includes 34,467 shares owned of record by the Schiff, Kreidler-Shell, Inc. pension plan, of which Robert C. Schiff is a trustee.

  (7) Includes 84,108 shares owned of record by Schiff, Kreidler-Shell, Inc., which is owned by Robert C. Schiff.

  (8) Includes 251,387 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff who share voting and investment power.

  (9) Includes shares available within 60 days from exercise of stock options or conversion of debentures in the amount of 9,697 shares for Mr. Miller; 190,210 shares for Mr.Morgan; 108,755 shares for Mr. J. Schiff, Jr.; 14,564 shares for Mr. T. Schiff; 448 shares for Mr. Schultheis; 2,240 shares for Mr. Weiler; and 20,040 shares for other executive officers.

 (10) Includes 1,323 shares owned of record by Wallace & Turner, Inc., of which John E. Field is President.

 (11) Includes 33,869 shares owned of record by a trust, the trustee of which is John E. Field, and 12,731 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field.

 (12) Includes 26,641 shares owned of record by a trust, the trustee of which is William F. Bahl.

 (13) Includes 415 shares owned of record by Bahl & Gaynor, Inc. of which William F. Bahl is a principal owner.


                                      (3)

Theodore F. Elchynski, age 60, Senior Vice President of the Corporation, has been designated by the Board of Directors as an executive officer of the Corporation for successive terms of one year since 1995.

Executive officers are elected at the annual meeting of the Board of Directors for terms of one year.

Each of the executive officers, and each of the nominees and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff is the brother of Robert C. Schiff and the father of John J. Schiff, Jr. and Thomas R. Schiff.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Corporation met six times and the Executive Committee of the Board met four times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating Committees.

The Nominating Committee is composed of John J. Schiff, Jr., Michael Brown and Jackson H. Randolph, and the members of that committee met three times during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Corporation, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the Nominating Committee should write to the Secretary of the Corporation, giving the candidate's name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The Audit Committee is composed of Richard M. Burridge, Kenneth C. Lichtendahl, and Jackson H. Randolph and the members of that committee met two times during the last year. The functions of the committee include but are not limited to the following: recommendation to the full Board as to engagement or discharge of independent auditors, reviewing with independent auditors the plan and results of the audit engagement, reviewing the scope and results of the Corporation's internal auditing procedures and reviewing the adequacy of the Corporation's system of internal accounting controls.

The Compensation Committee is composed of Michael Brown, Kenneth C. Lichtendahl and William F. Bahl and the members of that committee met three times during the last fiscal year. The function of the committee is to fix compensation for the members of senior management and the internal auditor of the Corporation and to administer the Corporation's stock option and performance-based compensation plans.

All directors attended at least 75% of the Board and committee meetings they were required to attend.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and 10% shareholders of the Corporation are required to report their beneficial ownership of the Corporation's stock according to
Section 16 of the Exchange Act of 1934. During the last year, Frank J. Schultheis failed to report the purchase of 300 shares of stock by his spouse in December of 1996 and it was discovered that Alan R. Weiler had failed to report the purchase of the Corporation's debentures convertible into 2,240 shares of stock by Archer-Meek-Weiler Agency, Inc., in May of 1992. Both of these acquisitions were reported in February, 1997.





                                      (4)

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the Corporation were paid a fee of $4,500 per meeting for attendance at directors' meetings and $1,500 per meeting for attendance at committee meetings of the Board and the Corporation's subsidiaries, fees for all meetings in any one day not to exceed $6,000. They were also reimbursed for actual travel expenses incurred in attending meetings.

Executive Compensation Summary

The following table summarizes the compensation of the Corporation's Chief Executive Officer and the four most highly compensated executive officers for each of the Corporation's last three years.


                                        Summary Compensation Table (1)
----------------------------------------------------------------------------------------------------------------
                                                                  Annual                             Long-Term
                                                               Compensation                        Compensation
                                                ----------------------------------------------------------------
               Name and                                                                               Options
               Principal                               Salary                    Bonus               (# Awarded
               Position            Year                  ($)                      ($)                  Shares)
----------------------------------------------------------------------------------------------------------------
Robert B. Morgan                   1996                659,947                 458,834                 25,000
President & Chief                                                                                      21,000(2)
Executive Officer                  1995                576,056                 399,105                 20,000(2)
                                   1994                549,266                 346,984                 20,000
----------------------------------------------------------------------------------------------------------------
John J. Schiff, Jr.                1996                373,786                 199,814                 25,000
Chairman,                                                                                              21,000(2)
Board of Directors                 1995                338,954                 172,817                 20,000(2)
                                   1994                324,425                 157,887                 20,000
----------------------------------------------------------------------------------------------------------------
John J. Schiff                     1996                276,048                  87,213
Chairman, Executive Committee      1995                276,048                  87,255
Board of Directors                 1994                266,248                  87,108
----------------------------------------------------------------------------------------------------------------
Robert J. Driehaus                 1996                313,220                  77,588
Financial Vice President           1995                284,744                  77,630
                                   1994                272,538                  70,484
----------------------------------------------------------------------------------------------------------------
James G. Miller                    1996                148,247                 165,038                  5,000
Senior Vice President                                                                                   3,675(2)
                                   1995                133,357                 143,630                  3,500(2)
                                                                                                        1,575
                                   1994                126,765                 130,484                     -0-
----------------------------------------------------------------------------------------------------------------

(1) Pursuant to SEC rules, the column "Other Annual Compensation" was omitted because, in all cases, the amounts were less than the minimum required to be reported.

(2) Options granted December 12, 1995, were revoked and replaced with options granted December 10, 1996, which included additional shares due to the 5% stock dividend paid in April, 1996.


                                      (5)

STOCK OPTION PLANS

The following table contains information concerning grants of options to purchase the Corporation's common stock which were made to each of the named executive officers in 1996.


------------------------------------------------------------------------------------------------------------------------------------
                                                 Option Grants in Last Fiscal Year
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Potential Realizable
                                                                                                          Value at Assumed
                                                                                                           Annual Rates of
                                             % of Total                                                      Stock Price
                                               Options                                                    Appreciation for
                             Options         Granted to          Exercise                                  Option Term (4)
                             Granted          Employees            Price         Expiration        ---------------------------------
         Name            (# Shares) (1)        in 1996           $/Sh. (3)          Date              5% ($)           10% ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert B. Morgan            25,000             4.92%             61.50           04/06/06          966,750           2,450,500
                            21,000(2)          4.14%             61.43           12/10/06          811,230           2,055,900
------------------------------------------------------------------------------------------------------------------------------------

John J. Schiff, Jr.         25,000             4.92%             61.50           04/06/06          966,750           2,450,500
                            21,000(2)          4.14%             61.43           12/10/06          811,230           2,055,900
------------------------------------------------------------------------------------------------------------------------------------

John J. Schiff                 -0-                0%                --                 --               --                  --
------------------------------------------------------------------------------------------------------------------------------------

Robert J. Driehaus             -0-                0%                --                 --               --                  --
------------------------------------------------------------------------------------------------------------------------------------

James G. Miller              5,000              .98%             61.50           04/06/06          193,350             490,100
                             3,675(2)           .72%             61.43           12/10/06          141,965             359,783
------------------------------------------------------------------------------------------------------------------------------------

(1) Options were granted April 6, 1996, and December 10, 1996. One third of each option becomes exercisable on the first anniversary of grant in 1997, an additional one third on the second anniversary in 1998, and the remainder on the third anniversary in 1999, so long as employment continues with the Corporation or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.
(2) Options granted December 10, 1996, replace options granted December 12, 1995 which were revoked.
(3) The option exercise price is 100% of the NASDAQ National Market's closing price on the day prior to date of grant, except for the replacement options granted on December 10, 1996. Those options have an exercise price of $61.43 per share, which is higher than the closing price on the day prior to the date of grant.
(4) The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the Corporation's common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 1996 and the value of unexercised options at year-end for the Corporation's common stock.


-------------------------------------------------------------------------------------------------------------------------------
                           Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Value of
                                                                                  Number of                    Unexercised
                                                                                 Unexercised                  In-the-Money
                                                                                 Options at                    Options at
                                 Shares                                           12/31/96                      12/31/96
                               Acquired on            Value                   Exercisable (E)/              Exercisable (E)/
                                Exercise            Realized                  Unexercisable (U)             Unexercisable (U)
        Name                   (# Shares)              ($)                       (# Shares)                        ($)
-------------------------------------------------------------------------------------------------------------------------------
Robert B. Morgan                  -0-                   -0-                  E         181,876             E        6,765,246
                                                                             U          53,350             U          293,726
-------------------------------------------------------------------------------------------------------------------------------
John J. Schiff, Jr.            15,000               335,400                  E          66,204             E        1,421,361
                                                                             U          53,360             U          293,726
-------------------------------------------------------------------------------------------------------------------------------
John J. Schiff                 19,265               462,894                  E             -0-             E              -0-
                                                                             U             -0-             U              -0-
-------------------------------------------------------------------------------------------------------------------------------
Robert J. Driehaus                -0-                   -0-                  E           5,514             E          120,127
                                                                             U             -0-             U              -0-
-------------------------------------------------------------------------------------------------------------------------------
James G. Miller                   -0-                   -0-                  E           5,239             E          106,770
                                                                             U           9,778             U           48,821
-------------------------------------------------------------------------------------------------------------------------------

                                      (6)

REPORT ON REPRICING OF OPTIONS

In December of 1995, the Compensation Committee granted options to three of the Corporation's executive officers under its existing Stock Option Plan No. IV. As explained in the Report on Executive Compensation, it is the policy of the Compensation Committee to maintain the deductible status of all compensation paid to its executive officers. Because of an amendment to Stock Option Plan No. IV which occurred in November of 1995, the deductibility of any income which might have been recognized due to the exercise of those options was subject to challenge by the Internal Revenue Service. In order to ensure the deductibility by the Corporation of that income, the Compensation Committee canceled the December, 1995 options and replaced them with options granted under the Corporation's Stock Option Plan No. V. The number of shares and the exercise price in the new options were the same as those contained in the 1995 options even though the current market price for the shares was lower. The following table sets forth information regarding the options which were repriced.

                                                       Ten-Year Option Repricings
                                                       --------------------------
                                                                                                                     Length of
                                              Number of         Market Price        Exercise                          Original
                                             Securities          of Stock at        Price at                         Option Term
                                             Underlying            Time of           Time of                        Remaining at
                                               Options          Repricing or      Repricing or          New            Date of
                                             Repriced or          Amendment         Amendment        Exercise       Repricing or
         Name                  Date           Amended                ($)               ($)           Price ($)        Amendment
         ----                  ----          -----------        ------------      ------------       ---------      ------------
Robert B. Morgan,
President & Chief
Executive Officer            12/10/96          21,000               61.00             61.43            61.43           9 years

John J. Schiff, Jr.
Chairman,
Board of Directors           12/10/96          21,000               61.00             61.43            61.43           9 years

James G. Miller
Senior Vice
President                    12/10/96           3,675               61.00             61.43            61.43           9 years

                    Submitted by the Compensation Committee
           Michael Brown, Kenneth C. Lichtendahl and William F. Bahl

PENSION PLAN

The following table sets forth the estimated annual benefits payable from the Corporation's qualified noncontributory pension plan under various assumptions as to the employee's compensation level and years of service.

                          Qualified Pension Plan Table
                          ----------------------------
                     Years of Service on December 31, 1996
                     -------------------------------------

         Average
     Annual Earnings           15               20                25                 30                35                40
     ---------------           --               --                --                 --                --                --
         $200,000            $20,250           $29,250          $38,250            $47,250            $56,250          $65,250

          150,000             20,250            29,250           38,250             47,250             56,250           65,250

          100,000             13,500            19,500           25,500             31,500             37,500           43,500

           75,000             10,125            14,625           19,125             23,625             28,125           32,625

           50,000              6,750             9,750           12,750             15,750             18,750           21,750


                                      (7)

All the persons listed in the Summary Compensation Table, except John J. Schiff (whose accrued retirement benefit has already been paid) are participants in the plan. For purposes of computing retirement benefits under the Corporation's pension plan for the remaining individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 1996 qualifying under the plan and the years of service as of December 31, 1996, under the plan for those individuals are as follows: Robert
J. Driehaus, $150,000 and 40 years; James G. Miller, $150,000 and 30 years; Robert B. Morgan, $150,000 and 31 years; and John J. Schiff, Jr., $150,000 and 10 years.

The normal retirement pension is computed as a single life annuity and is the sum of .009 per year of the employee's highest five-year average earnings for the first 15 years of service plus .012 per year of the employee's highest five-year average earnings for years 16 through 40. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1989, the Corporation adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of thirty-seven higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Corporation's qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee's highest five-year average annual earnings and years of service.

                          Supplemental Retirement Plan
                          ----------------------------
                     Years of Service on December 31, 1996
                     -------------------------------------

          Average
      Annual Earnings                  15                       25                       35                        45
      ---------------                  --                       --                       --                        --
          $650,000                    $98,600                 $161,550                 $224,500                  $296,450

           550,000                     79,850                  130,300                  180,750                   240,200

           450,000                     61,100                   99,050                  137,000                   183,950

           350,000                     41,787                   67,800                   93,250                   127,700

           250,000                     23,600                   36,550                   49,500                    71,450

           150,000                        -0-                    5,300                    5,750                    15,200

           100,000                        -0-                    2,425                    2,625                     8,825

This Plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee's highest five-year average annual earnings below the integration level plus .0125 of the employee's highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee's employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.

All of the persons listed in the Summary Compensation Table, except John J. Schiff, are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings is defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 1996 as defined in the plan and the years of service as of December 31, 1996, for those individuals are as follows: Robert J. Driehaus, $341,912 and 43 years; James G. Miller, $175,201 and 30 years; Robert B. Morgan, $720,400 and 31 years; and John J. Schiff, Jr., $407,003 and 10 years.


                                      (8)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Corporation's Compensation Committee for 1996 were Michael Brown, Kenneth C. Lichtendahl and William F. Bahl. Lawrence H. Rogers, II, a former director, served as an advisor to the Committee.

During 1996, Michael Brown was the President and General Manager of Cincinnati Bengals, Inc., and John J. Schiff, Jr., Chairman of the Corporation's Board of Directors, was a director of Cincinnati Bengals, Inc. Mr. Schiff also served on the Compensation Committee of the Board of Directors of CINergy Corp., and Jackson H. Randolph, Chairman and Chief Executive Officer of CINergy Corp. served on the Corporation's Board of Directors.

John J. Schiff, Jr. was also Chairman of the Board, a director and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. Thomas R. Schiff, also a director of the Corporation, was the President and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc. During the year ended December 31, 1996, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. commissions of $2,563,779. Those commissions were paid at the same commission rates pursuant to the same agent's contract with the Corporation's insurance affiliates as other agents of those companies. John J. Schiff, Jr. and Thomas R. Schiff are brothers and their father is John J. Schiff.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Corporation's Compensation Committee is charged with the duty of determining the compensation of the Corporation's internal auditor and members of senior management. It also administers and grants options under the Corporation's stock option plans and administers the Corporation's Incentive Compensation Plan, including options and performance bonuses to senior management.

It is the opinion of the Committee that senior management of the Corporation should receive compensation which will accomplish the following:
o   Attract and retain quality personnel.
o   Reinforce the attainment of the Corporation's performance objectives.
o Align the interests of senior management with those of the Corporation's shareholders.
o Encourage the members of senior management to acquire and retain the Corporation's stock.
o   Retain its status as a deductible expense for tax purposes.

A portion of total compensation is paid in the form of a fixed annual salary in an amount which the Committee feels sufficient to retain top quality executives. In determining the levels of compensation necessary to be competitive, the Committee reviews compensation paid by other multiline insurance companies which constitute the Corporation's most direct competitors for executive talent. This group is subject to modification if the companies experience significant changes in size or product lines resulting from mergers, acquisition or other factors. The nine insurance companies which currently constitute the comparison group comprise part (but not all) of the companies included in the Standard & Poor's Multiline Insurance Index which is referred to in the performance graph below. Senior management salaries are reviewed on an annual basis. In determining salary levels, the Committee considers changes in general economic conditions, including inflation, and changes in compensation paid by the Corporation's competitors. The Committee also seeks input from the Corporation's chief executive officer in setting salaries for senior management other than the CEO.

A second component of compensation is paid in the form of a bonus, determined in light of the Corporation's performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Corporation's property and casualty insurance subsidiaries, but by a review of such factors as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that uncontrollable factors such as weather have on the financial indicators reviewed, the committee does not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The third component of compensation is awarded through the grant of stock options. The Compensation Committee considers the value attributable to the grant of options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging the ownership of the Corporation's shares, aligning the interests of senior management with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to senior management, it is the Committee's intent not only to reward senior management for services to the Corporation but to provide incentive for individual option holders to remain in the employ of the Corporation. Members of senior management are reviewed for stock option grants each year. In determining the appropriate value of options to be granted to senior management, the Committee reviews grants by the Corporation's competitors with the objective of providing the opportunity for competitive long-term compensation.


                                      (9)

The Internal Revenue Service has limited the deductibility of compensation paid to the five most highly compensated members of senior management to one million dollars each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the exercise of options under the Corporation's Stock Option Plan No. V qualifies as performance-based compensation. A bonus plan was adopted by the Corporation in 1996 pursuant to which participants will be eligible to receive deductible bonuses if the Corporation meets certain performance goals. By granting a portion of an affected individual's bonus under that plan, the committee believes that all compensation paid to senior management should remain deductible by the Corporation.

The 1996 salaries contained in the Summary Compensation Table were established in October of 1995. Available information at that time regarding compensation paid by the Corporation's competitors was for the calendar year 1994. For that year, the salary and bonus of Mr. Morgan, President and Chief Executive Officer, was approximately 25% below the mean for CEO salaries and bonuses of the Corporation's competitors. Mr. Morgan's salary was increased by 15% for the year 1996 which the Committee felt would increase his base salary to approximately 85% of the mean for base CEO salaries paid by the Corporation's competitors.

In determining the year-end bonus for senior management, including Mr. Morgan, the Committee reviewed an analysis of the total salary and bonus payable to senior management from 1991 through 1995 which revealed that percentage increases in salary and bonus lagged far behind percentage increases in gross revenues and net income of the Corporation. The Committee also reviewed available information regarding corporate performance for the first three quarters of 1996. At that time, profit from operations was projected to be slightly less than in 1995 (down 3.4%) due to the effects of several catastrophic storms. The efforts of management and the leadership of Mr. Morgan resulted in the continued growth in gross premium volume for the first nine months of 9%. Total expenses other than claims were steady, however, resulting in an overall increase in employee efficiency. The combined loss and expense ratio of the property and casualty insurance subsidiaries for the first three quarters was 103.2, far better than the industry average, and the ratings from A.M. Best Company for all insurance subsidiaries were renewed at their then current levels. The market price of the Corporation's stock had fallen 8% during the first three quarters. In light of all of these indicators, Mr. Morgan's cash bonus for 1996 was increased by 15% over that given in 1995.

On April 6, 1996, Mr. Morgan received options for 25,000 shares of the Corporation's stock. The value of the grant, employing SEC evaluation procedures, was approximately 53% of the mean value of grants made by the Corporation's competitors to their chief executive officers during 1995. In addition, in December of 1996, certain options held by members of senior management, including Mr. Morgan, were canceled and re-granted under the Corporation's Stock Option Plan No. V as explained in the Report on Repricing of Options on Page 7.


                    Submitted by the Compensation Committee
           Michael Brown, Kenneth C. Lichtendahl and William F. Bahl


                                      (10)

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Corporation's common stock compared to the Standard & Poor's 500 Index and the Standard & Poor's Multiline Insurance Index.

----------------------------------------------------------------------------------------------------------------
                                               Total Return Analysis
                                               CFC vs. Market Indices
                                                 December 31 Totals
                       1991             1992            1993             1994             1995            1996
CFC Index              100              174             155              153              208             223
S&P Index              100              104             112              110              148             178
S&P ML Index           100              112             123              127              184             220


                               OTHER TRANSACTIONS

John E. Field is a director of the Corporation and a principal owner and President of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1996, the Corporation's insurance affiliates paid Wallace & Turner, Inc., commissions of $989,047.

Robert C. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is President and principal owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1996, the Corporation's insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $2,751,008.

John J. Schiff, Jr. is Chairman of the Board and a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and a director of The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and CFC Investment Company. Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff were Chairman of the Board and President, respectively, and principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1996, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc., commissions of $2,563,779.

Larry R. Webb is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1996, the Corporation's insurance affiliates paid Webb Insurance Agency, Inc., commissions of $645,002.


                                      (11)

Alan R. Weiler is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1996, the Corporation's insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $1,235,464.

Frank J. Schultheis is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company, and a principal owner and President of Schultheis Insurance Agency, Inc. and a principal owner and Secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1996, the Corporation's insurance affiliates paid those agencies $1,900,288, $216,530 and $626,396, respectively.

In addition, on January 25, 1995, Salem Insurance Agency, Inc. purchased the assets of an insurance agency owned by CFC Investment Company, one of the Corporation's affiliated companies, for consideration totalling $2,290,730. On December 20, 1995, a partnership in which Mr. Schultheis is a 25 percent partner purchased the real estate occupied by the agency for the amount of $300,000. The selling price for the agency assets was determined by management of the Corporation, based upon an appraisal of the asset by a professional appraiser. The price for the real estate was determined through an appraisal obtained from an independent source. As part of the payment of the purchase price for the assets of the insurance agency, Salem Insurance Agency, Inc. executed two Promissory Notes totalling $1,850,000 and which bear interest at the prime rate of interest. By December 31, 1996, the principal balance of those Notes had been reduced to $1,519,239.

The foregoing agencies are paid at the same commission rates and have the same agent's contract with the Corporation's insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Corporation's insurance affiliates.


                         INDEPENDENT PUBLIC ACCOUNTANTS

As has been the Corporation's practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of the Shareholders.

Representatives from Deloitte & Touche LLP which served as the Corporation's independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

                             SHAREHOLDER PROPOSALS

The Corporation has not received any shareholder proposals which are required to be presented at the 1997 Annual Meeting of Shareholders. Any shareholder who wishes a proposal to be considered for presentation at the 1998 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 1997.


                                 OTHER BUSINESS

The management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.


/s/ THEODORE F. ELCHYNSKI
-------------------------
    Theodore F. Elchynski
    Secretary

March 3, 1997


                                      (12)

                                                            Account #

                                                            Number of Shares*

                                     PROXY

                        CINCINNATI FINANCIAL CORPORATION
                 P.O. BOX 145496, CINCINNATI, OHIO, 45250-5496

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Schiff, Theodore F. Blchynski, and James G. Miller, or any one of them, with power of substitution, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Cincinnati Financial Corporation held of record on February 10, 1997, at the Annual Meeting of Shareholders to be held on April 5, 1997, or any adjournment thereof.

1. ELECTION OF DIRECTORS                    [ ] FOR all nominees listed                    [ ] WITHHOLD AUTHORITY
                                                below (except as specified                     to vote for all nominees
                                                to the contrary below)                         listed below


William F. Bahl, Kenneth C. Lichtendahl, Jackson H. Randolph, John J.
Schiff, Jr.

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return the proxy promptly using the enclosed envelope.

--------------------                              -------------------------                 ----------------------- 1997
Signature                                         Signature if held jointly                  Dated

* Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.